Exhibit 99.2
Solar3D Announces Pricing of Public Offering of Units and Listing on NASDAQ

SANTA BARBARA, CA - (March 4, 2015) - Solar3D, Inc. (SLTD), a provider of solar power solutions and the developer of a proprietary high efficiency solar cell, today announced that it has agreed to sell 3,000,000 units. Each unit, sold at a public offering price of $4.15 per unit, consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $4.15 per share. The warrants are exercisable from the date of original issuance and will expire on March 9, 2020. The shares of common stock and the warrants will be immediately separable and will be issued separately.

Commencing today, the Company’s common stock will trade on The NASDAQ Capital Market under the ticker symbol “SLTD”.

The gross proceeds to Solar3D from this offering are expected to be approximately $12.5 million not including any future proceeds from the exercise of the warrants.

Solar3D currently intends to use the net proceeds for general corporate purposes, including expanding its products and investments in its infrastructure, and for general working capital purposes. Although it currently has no plans, commitments or agreements with respect to any specific acquisitions, Solar3d may also use a portion of the net proceeds to acquire or invest in complementary businesses or products.

Cowen and Company, LLC acted as the sole book-running manager for the offering.

The offering of the units was made pursuant to the Company’s  shelf registration statement filed with the Securities and Exchange Commission (SEC) and declared effective, and is expected to close on or about March 9, 2015, subject to customary closing conditions. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement describing the terms of the offering has been filed with the SEC and a final prospectus supplement will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, via telephone at 631-274-2806 or via facsimile at 631-254-7140. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

About Solar3D, Inc.

Solar3D is a leading provider of solar power solutions focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Through its wholly owned subsidiaries, Solar3D is one of the fastest growing solar systems providers in California delivering 2.5 kilowatt to multi-megawatt commercial systems, with the capability of providing systems as large as 25 megawatts. Solar3D's technology division is developing a patent-pending 3-dimensional solar cell technology to maximize the conversion of sunlight into electricity. The Solar3D Cell collects sunlight from a wide angle and lets light bounce around in 3-dimensional microstructures on the solar cell surface. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

To learn more about Solar3D, visit our website at http://www.Solar3D.com.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

Investor Relations
Andrew Haag
Managing Partner
IRTH Communications
vuzi@irthcommunications.com
Tel: (877) 368-3566

Media
Eric Fischgrund
FischTank Marketing and PR
eric@fischtankpr.com